UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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LEXMARK INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Subject:  Lexmark 2008 Annual Meeting of Stockholders

[name, name(s)],

I am writing to bring to your attention that our Annual Meeting of Stockholders is coming up on April 24, 2008 and we would like to discuss with you some of the proposals included in our Proxy Statement which we mailed out to you.  The two proposals that we are focused on are the reelection of Directors and a shareholder proposal.  Your Board recommends:

* A vote FOR the Directors, including Marvin L. Mann

* A vote AGAINST shareholder proposal 4

The first proposal that we would like to discuss is the reelection of Directors.  Please reelect the Directors that are up for reelection at this meeting - Ralph E. Gomory, Marvin L. Mann and Teresa Beck.  If you rely on ISS as a proxy advisor, we would like to bring to your attention that they have recommended voting against Marvin L. Mann because he is considered by ISS to be an "affiliated outsider."  This classification is due to the fact that Mr. Mann served as Chairman and CEO of Lexmark in the past, and we believe that the classification is inappropriate for the following reasons.  Mr. Mann retired as Chairman of the Board in 1999 - almost ten years ago.  He has been determined to be "independent" under both the NYSE and SEC standards.  We believe he is a thoughtful, skilled, experienced Director that makes significant contributions to the Board because of his knowledge and experience in the business.  Please support Marvin L. Mann's reelection to our Board.

Also attached is a slide presentation that we would like to discuss with you regarding a Say on Pay proposal received from one of our stockholders.  We would appreciate it if you would review these slides at your earliest convenience.  We would like to know your thoughts on this topic and would appreciate your vote AGAINST proposal 4.

If you are amenable, we would like the opportunity to discuss one or both of these proposals with you prior to your vote.  Please contact me at 859-232-5568 (or via e-mail at jmorgan@lexmark.com) to set up a conference call for this purpose.

We continue to value your support as a shareholder in Lexmark and look forward to your input and support on these crucial Annual Meeting issues.

Sincerely,
John Morgan
Director, Investor Relations
Lexmark International
jmorgan@lexmark.com
859-232-5568

[Attached slides filed with the Commission as Definitive Additional Materials on March 26, 2008.]